Exhibit 10.1

Execution Copy

SECOND AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amendment to Amended and Restated Employment Agreement, dated as of July 6, 2020 (this “Amendment”), is by and between The Greenbrier Companies, Inc. (the “Company”) and William A. Furman (“Executive”) and amends the terms of that certain Amended and Restated Employment Agreement, dated as of August 28, 2012, between the Company and Executive (the “Agreement”), as amended by the First Amendment to Amended and Restated Employment Agreement, dated as of December 13, 2013, between the Company and Executive (collectively with the Agreement, the “Original Agreement”).

For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1. Sections 1.1 and 1.2 of the Original Agreement are hereby amended and restated to read in their entirety as follows:

“1.1 Employment of Executive. The Company agrees to employ Executive, and Executive agrees to serve, until September 1, 2022 (the “Retirement Date”) as the Company’s Chairman and Chief Executive Officer or, if the Company’s Board of Directors (the “Board”) appoints a new Chief Executive Officer (a “Successor CEO”) prior to the Retirement Date, as the Executive Chair of the Board (with such appointment to be simultaneous with the appointment of the Successor CEO), in each case upon the conditions set forth in this Agreement. Notwithstanding the foregoing regarding the appointment of a Successor CEO, no Successor CEO shall be appointed prior to the Retirement Date if Executive elects to retain the position of Chairman and Chief Executive Officer through such date unless Executive is no longer employed by the Company. Executive shall serve as a member of the Company’s Board, and shall be nominated to serve a three-year term as a director at the Company’s 2021 annual meeting. Executive shall be appointed as a member of the Executive Committee of the Board through the Retirement Date if one exists or is created.

1.2 Responsibilities.

(a) General Duties. Executive shall report to the Board. While Chairman and Chief Executive Officer, Executive shall be responsible for the duties customarily performed by, and shall possess the powers and exercise the responsibilities customary of, such position, including overall management of the Company. While Executive Chair, Executive shall be responsible for onboarding, coaching and supporting the Successor CEO and shall have primary management authority with respect to certain segments of the Company’s business or other Company functions during the CEO transition process as mutually agreed by the Board and Executive at the time of the appointment of the Successor CEO. If Executive is appointed Executive Chair, the Company shall cause the Board to take all actions, if any, necessary to amend the Company’s Bylaws to create such office with the authority described herein. Unless otherwise agreed by the Company and Executive, the Successor CEO shall report to Executive while Executive Chair. Executive agrees to abide by all the policies, practices and rules of the Company.

(b) Successor CEO Process. Executive shall have the responsibility, with oversight of the Nominating and Governance Committee and the Board, for identifying a Successor CEO for recommendation to the Board. On or before September 1, 2021, Executive will make his recommendation to the Board regarding any internal candidates as Successor CEO. If Executive does not recommend any internal candidate as the Successor CEO, or if the Board does not accept a recommended candidate, Executive and the Nominating and Governance Committee will coordinate efforts in conducting an external search process. Executive and the Board (including the Nominating and Governance Committee) will keep each other fully and promptly informed with respect to the Successor CEO identification process (which shall include prior disclosure of any outside search process or market survey). The Board does not intend to conduct any external search process or market surveys for a Successor CEO prior to September 1, 2021.”

2. Section 2.1 of the Original Agreement is hereby amended and restated to read as follows:

“2.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until all obligations of the parties hereunder have been performed. On the Retirement Date Executive shall submit to the Board his resignation from all executive positions he then holds, including the position of Executive Chair. For avoidance of doubt, Executive shall have no obligation to resign as a director of the Company on the Retirement Date and may serve out the entirety of his term as a director.”

3. Section 2.2 of the Original Agreement is hereby deleted.

4. Sections 3.1 and 3.2 of the Original Agreement are hereby amended and restated to read in their entirety as follows:

“3.1 Total Compensation; Base Salary. Until August 31, 2020, the Company shall continue to pay Executive his current annual base salary of $1,050,000, as voluntarily reduced by Executive to $800,000 (which reduction shall have no impact on his Annual Bonus for fiscal 2020). Starting September 1, 2020 the Company shall pay Executive an annual base salary of not less than $1,050,000 (the “Base Salary”); provided, however, that Executive has agreed to voluntarily reduce the amount of

Base Salary actually paid to him to $800,000 per year and agrees that such amount will not be increased in excess of $900,000 per year prior to the Retirement Date. For purposes of Annual Bonus, severance payments, equity awards and any other benefits accruing to Executive hereunder or under any other Company program tied to the amount of Base Salary, Base Salary shall mean Executive’s Base Salary before giving effect to any voluntary reduction, including the reduction described above for fiscal 2020 and thereafter, except to the extent prohibited by law or not permitted under the terms of the applicable program. Executive’s Base Salary may be increased, but not reduced, from time to time, including upon recommendation of the Executive, subject to approval of any such adjustment by the Compensation Committee of the Company’s Board of Directors (the “Committee”). The Base Salary shall be payable in accordance with the Company’s usual and customary payroll practices, but no less frequently than monthly installments.

3.2 Annual Cash Incentive. Executive shall be eligible to earn a bonus each year in an amount to be determined pursuant to the annual bonus program approved by the Committee and then in effect (the “Annual Bonus”). Executive’s target Annual Bonus amount shall be not less than 115% of Executive’s Base Salary, but the actual amount earned and paid pursuant to Executive’s Annual Bonus for any year may be an amount less than, greater than, or the same as the target amount. Any Annual Bonus shall be paid to Executive in cash (subject to normal withholding and payroll deductions) within 120 days following the end of the fiscal year in which such Annual Bonus shall be earned and in any event within the short-term deferral period specified in Treas. Reg. §1.409(b)(4) (i.e., later of the 15th day of the third month following the end of the calendar year or the 15th day of the third month following the end of the Company’s taxable year). Any annual bonus approved to be paid to Executive for the Company’s fiscal year ended August 31, 2020 shall be paid in the form of fully vested restricted stock units. In addition, if Executive so elects prior to August 31, 2020, any Annual Bonus paid to Executive with respect to the Company’s fiscal year ending August 31, 2021 shall be paid in the form of restricted stock units vesting on the Retirement Date. With respect to any restricted stock units contemplated to be issued pursuant to this Section 3.2 (i) such restricted stock units shall, except as provided herein, have substantially the same terms and conditions as restricted stock units issued to Executive in October 2019 (subject to any changes necessary to make the grant compliant with section 409A of the Code), (ii) the number of such units will be calculated using the average closing price of the Company’s Common Stock as reported on the New York Stock Exchange over the 30-day period immediately preceding the date of grant, and (iii) in the event that at the time such restricted stock units become vested and payable there are not sufficient shares available under the Company’s shareholder-approved equity compensation plan to permit the Company to settle such restricted stock units in shares, the Company may instead elect to settle such restricted stock units in cash based on the fair market value of the underlying shares on that date, plus the amount of accrued dividends on such restricted stock units payable upon vesting in accordance with the terms of the award agreement.

5. Section 3.4 of the Original Agreement is hereby amended to add the following at the end of such section:

“With respect to equity awards made in each of fiscal 2021 and fiscal 2022 (i) such awards shall be in the form of restricted stock units that, if determined by the Compensation Committee, may provide for cash settlement at the discretion of the Compensation Committee (including accrued dividends payable with respect to the vested units in accordance with the terms of the award agreement), (ii) such awards will have a value of not less than 280% of Executive’s Base Salary (calculated using the average closing price of the Company’s Common Stock on the New York Stock Exchange for the 30-day period immediately preceding the grant date and with performance-based awards valued at target performance), (iii) such awards shall not be more than 70% performance-based, with the balance being time-based, (iv) the time-based awards will fully vest on the Retirement Date, (v) the performance-based awards will be tied to Company financial goals (which will be the same goals and for the same performance period as in performance-based awards made to other named executive officers) and individual performance objectives tied to CEO succession, with (A) 25% of each such award (at target) to be based on CEO succession objectives and (B) the financial goals being reasonably achievable at target performance based on conditions known to the Compensation Committee at the time of grant, (vi) the performance-based awards will have maximum vesting of 200% of target, will have the same minimum and target vesting levels for financial goals as awards made to other named executive officers and will vest on an interpolated basis between various vesting levels, (vii) the portion of the performance-based awards based on individual performance objectives will be evaluated by the Compensation Committee and, to the extent earned, shall vest on the Retirement Date, and (viii) if the performance period for the performance-based awards extends beyond the Retirement Date, payout will be at the end of the performance period based on actual performance without reduction for earlier retirement.

6. Section 3.6 of the Original Agreement is hereby amended and restated to read as follows:

“3.6 Perquisites. The Company will also furnish to Executive, without cost to him, consistent with past practices of the Company and its subsidiaries the following until the Retirement Date, unless a longer time period is set forth below: (a) participation in the Company’s automobile program (including a new car to be purchased in 2020), (b) membership in business, social and country clubs appropriate to Executive’s position with the Company, (c) until September 1, 2024, an annual physical examination of Executive by a physician selected by Executive, and (d) personal financial, investment or tax advice, not to exceed $20,000 per year, to the extent costs or expenses of Executive to be reimbursed are properly documented for federal income taxation purposes to preserve any deduction for such reimbursement to which the Company may be entitled. Without limiting the foregoing, until the Retirement Date Executive will be entitled to receive those perquisites and benefits described in the Company’s 2020 Proxy Statement. In addition, until the Retirement Date Executive will be entitled to use private aircraft for Company business reasons at his reasonable discretion. Until September 1, 2024, Executive will have the right to use the Company’s Zephyr Cove Lake Tahoe, Nevada office at Company expense, including reasonable administrative support and access to Company email (subject to appropriate security measures being in place) and his contacts list. Executive shall have the option to assume the lease for this office on the Retirement Date and the right to be transferred good title to the furniture, equipment and the personal property therein on such date for no additional payment. For clarity, all references in this Section 3.6 to perquisites being provided “without cost” does not mean that Executive will be grossed-up for any tax liability to Executive associated with such perquisites.”

7. Section 3.8 of the Original Agreement is hereby amended and restated to read in its entirety as follows:

3.8 Post-Termination Medical Benefits. Until September 1, 2024, the Company will provide a retirement medical benefit that provides medical benefits for him and his spouse which are substantially equivalent to those provided under the Company’s group health plan immediately prior to Executive’s termination of employment. Such benefits may take the form, at the Company’s discretion, of the Company’s payment of COBRA premiums for Executive’s and his spouse’s continued coverage under the Company’s group health plan (if Executive and his spouse are eligible for COBRA continuation coverage under the Company’s group health plan), payment of the premium for individual medical insurance policies selected by Executive for himself and his spouse, or a combination of the foregoing.

8. Section 5 of the Original Agreement is hereby amended to add the following at the end of such section:

“For the avoidance of doubt, for purposes of this Section 5 Executive’s retirement as an executive on the Retirement Date as contemplated by Section 2.1 shall be considered a voluntary termination by Executive.”

9. Clause (b)(i) of Section 8.2 of the Original Agreement is hereby amended and restated to read in its entirety as follows:

“(i)

Other than Executive becoming Executive Chair after ceasing to be Chairman and Chief Executive Officer in accordance with the terms of this Agreement, (A) any material diminution in the Executive’s title, position, duties or responsibilities or authorities (which shall include, without limitation, any change such that Executive is no longer serving as Chairman and Chief Executive Officer or Executive Chair, as applicable, of a publicly-traded company), (B) the assignment to him of duties that are materially inconsistent with, or materially impair his ability to perform, the duties then assigned to him, in each case as determined by Executive in good faith, or (C) any change in the reporting structure so that the Executive is required to report to any person other than the Company’s Board;”

10. Section 8.2(b) of the Original Agreement is hereby amended to add a new clause (vi) that reads in its entirety as follows:

“(vi)

any material breach by the Company of its obligations under this Agreement, including without limitation Section 1.2(b) and provisions regarding the Zephyr Cove, Lake Tahoe, Nevada office, it being understood that actions by the Board or any committee thereof in violation of Section 1.2(b) will be deemed to be actions of the Company.”

11. Article 11 of the Original Agreement is hereby amended to add a new Section 11.13, to read in its entirety as follows:

“11.13

Post-Retirement Date Breach. If the Company materially breaches its obligations to Executive under this Agreement after the Retirement Date (or, if earlier, Executive’s retirement as an executive of the Company) with respect to post-termination medical benefits or the Zephyr Cove, Lake Tahoe, Nevada office, and such breach continues without cure for more than 15 days after Executive provides written notice of such breach to the Company, the Company shall pay to Executive an amount equal the payment he would have been entitled to receive pursuant to Section 7.1(a) if he were terminated without Cause on his last day of employment with the Company, which payment will constitute compensation, not a penalty.”

Except as amended by this Amendment, the Original Agreement shall remain in full force and effect.

THE GREENBRIER COMPANIES, INC.		EXECUTIVE

By:	/s/ Martin R. Baker	/s/ William A. Furman
	Martin R. Baker SVP + GENERAL COUNSEL	William A. Furman

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